EXHIBIT 16.1

Securities and Exchange Commission

100 F Street, N.E. Washington, D.C. 20549

Re: Securetech Innovations, Inc., Form 8-K Filing Dated August 5, 2026

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated July 31, 2026, of SecureTech Innovations, Inc. (“Registrant”) and are in agreement with the statements contained in the first, second, fourth, fifth, sixth, and seventh paragraphs under Item 4.01 insofar as they relate to our firm.

We have no basis to agree or disagree with other statements of the Registrant contained in Item 4.01, including statements regarding:

1.The remediation steps taken, in progress, or planned by management and the Board of Directors with respect to the identified material weaknesses in internal control over financial reporting;

2.The nomination, qualifications, or prospective seating/election of independent board and audit committee members; and

3.The Registrant's expected timing for filing its amended reports on Form 10-K/A and Form 10-Q/A.

This letter is provided pursuant to Item 304(a)(3) of Regulation S-K.

Very truly yours,

/s/ Gary Cheng CPA Limited

Gary Cheng CPA Limited

Hong Kong SAR

August 5, 2026